                                                                    EXHIBIT 10.4





                          PENNZOIL-QUAKER STATE COMPANY

                    NON-QUALIFIED SAVINGS AND INVESTMENT PLAN

                            Effective January 1, 2002

                                TABLE OF CONTENTS

ARTICLE                                                                    PAGE
-------                                                                    ----
I       -       DEFINITIONS AND CONSTRUCTION ............................    I-1

II      -       PARTICIPATION ...........................................   II-1

III     -       ACCOUNT CREDITS AND ALLOCATIONS OF INCOME OR LOSS .......  III-1

IV      -       DEEMED INVESTMENT OF FUNDS ..............................   IV-1

V       -       DETERMINATION OF VESTED INTEREST AND FORFEITURES ........    V-1

VI      -       IN-SERVICE DISTRIBUTIONS ................................   VI-1

VII     -       TERMINATION BENEFITS ....................................  VII-1

VIII    -       ADMINISTRATION OF THE PLAN .............................. VIII-1

IX      -       ADMINISTRATION OF FUNDS .................................   IX-1

X       -       NATURE OF THE PLAN ......................................    X-1

XI      -       MISCELLANEOUS ...........................................   XI-1

                          PENNZOIL-QUAKER STATE COMPANY

                    NON-QUALIFIED SAVINGS AND INVESTMENT PLAN



                                   WITNESSETH:

                  WHEREAS, Pennzoil-Quaker State Company (the "Company") desires to establish the Pennzoil-Quaker State Company Non-Qualified Savings and Investment Plan (the "Plan") to provide supplemental retirement income benefits for a select group of management and highly compensated employees of the Company and certain of its subsidiary or related companies through deferrals of salary and Company contributions of matching amounts which cannot be made to the Company 401(k) plan due to Internal Revenue Code limitations; and

                  WHEREAS, the Company wants to allow such employees, upon their retirement from the Company, to defer receipt of the benefits hereunder in order to provide a regular stream of income during retirement;

                  NOW THEREFORE, effective as of January 1, 2002, the Plan is hereby adopted to read as follows:

                                       I.

                          DEFINITIONS AND CONSTRUCTION

         1.1 DEFINITIONS. The capitalized words or terms used in the Plan and which are not otherwise defined herein shall have the same meanings as such words or terms have in the Pennzoil-Quaker State Company Savings and Investment Plan, as the same may be amended from time to time. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1) ACCOUNT(S): An individual Account for each Member to which is credited the Member Deferrals and the Employer Matching Contribution. The maintenance of individual Accounts is only for accounting purposes and a segregation of the assets of the Trust Fund shall not be required. Moreover, as provided in Article IX, no Member or Beneficiary shall have any title to any specific asset of the Trust Fund.

(2) AFFILIATE: Each trade or business (whether or not incorporated) which together with the Company would be deemed to be a "single employer" within the meaning of Subsections (b), (c), (m) or (o) of Section 414 of the Code.

(3)      CEO: Chief Executive Officer.

(4)      CODE: The Internal Revenue Code of 1986, as amended.

(5) COMPANY: Pennzoil-Quaker State Company, a Delaware corporation and its successors.

(6)      COMPANY STOCK: The common stock of the Company.

(7)      DIRECTORS: The Board of Directors of the Company.

(8)      EARLY DISTRIBUTION: An election by a Member in accordance with Section
         7.6 to receive a withdrawal from his or her Account prior to the time when such Member would be entitled to such amounts.

(9)      EFFECTIVE DATE: January 1, 2002.

(10) ELIGIBLE EMPLOYEE: Any individual who is employed by the Employer in a position with an executive salary band of level five or higher.

(11) EMPLOYER: The Company and any other adopting entity (which must be an Affiliate) that adopts the Plan pursuant to the provisions of Section 2.3.

(12)     ENTRY DATE: The first day of each Plan Year.

(13) FUNDS: The investment funds designated from time to time for the deemed investment of Accounts pursuant to Article IV.

(14) FUTURE DATE WITHDRAWAL: The distribution date selected by a Member for an in-service withdrawal of all amounts of Pay and Matching Contributions and earnings and losses attributable thereto, as set forth on the Member's election form.

(15) INELIGIBLE SAVINGS PLAN CONTRIBUTION: With respect to each Member and each payroll period, the amount of such Member's Pay for such payroll period that is not eligible to be contributed under the Savings Plan for such payroll period solely because such Member deferred his or her Compensation as a Pre-Tax Contribution and such contribution exceeded the maximum dollar limitation of Section 402(g) of the Code.

(16) INITIAL ENTRY DATE: The earliest date that is administratively possible following the time an Employee is designated by the Employer as an Eligible Employee; provided, however, that if an Employee is designated as an Eligible Employee during a Plan Year, such date shall not exceed 30 days following the date on which such employee becomes eligible to participate in the Plan.

(17) INVESTMENT COMMITTEE: The committee appointed by the Company to oversee the investment of assets in the Company's employee benefit plans.

(18) LETTER AGREEMENT: That agreement styled as a letter and offered by the Company to certain executives for the purpose of enabling such executives to receive pension benefits to which they would not otherwise be entitled because of the limitations of Code Sections 415 and 401(a)(17).

(19) MATCHING CONTRIBUTION: For a given Plan Year, 100% of Member Deferrals not to exceed 6% of Pay minus the actual amount of matching contributions made to the Saving Plan by the Employer provided, however, that any Member who is not yet eligible to participate in the Savings Plan shall not receive a Matching Contribution. Such Matching Contributions shall be in the form of Company Stock.

(20) MEMBER: Each Eligible Employee who has met the eligibility requirements for participation in the Plan and who has become a Member pursuant to
         Article II.

(21)     MEMBER DEFERRALS: Deferrals made by a Member pursuant to Section 3.1.

(22) PAY: The total compensation of an Eligible Employee as stated in the payroll records of the Employer including salary, wages, commissions and any amount paid for time served over the basic work week or paid as bonuses or as other special pay (other than foreign service premium, hardship allowance, severance pay or non-incentive pay for foreign employment) and including any amounts by which a Member's pay is reduced by (a) Member Deferrals pursuant to Section 3.1 or (b) elective contributions made on his or her behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Sections 401(k) and 414(v) of the Code) or pursuant to a plan maintained under Section 125 of the Code.

(23) PAYMENT DATE: The time as soon as practicable after (1) the Member's Termination of Employment or (2) the Future Withdrawal Date if earlier.

(24) PLAN: The Pennzoil-Quaker State Company Non-Qualified Savings and Investment Plan, as amended from time to time.

(25) PLAN ADMINISTRATOR: The Administrative Committee for Employee Benefit Plans. As used in the Plan, the term "Plan Administrator" shall refer to the applicable delegate of the Administrative Committee for Employee Benefit Plans.

(26) PLAN YEAR: The twelve-consecutive month period commencing January 1 of each year.

(27) PRIOR EXCESS BENEFIT ASSETS. The amount of Dollar Equivalents credited to the Ledger Account of any Member with a Letter Agreement which is transferred to this Plan. For the purposes of this definition the capitalized terms are as defined in the Letter Agreement. Notwithstanding anything herein to the contrary, the Prior Excess Benefit Assets may not be diversified among the Funds available under the Plan and may be withdrawn only upon a Member's Termination of Employment.

(28) RECORDKEEPER: The third party administrator of the Plan appointed by the Plan Administrator.

(29) RETIREMENT DATE: A Member's "Retirement Date" as defined under the Savings Plan.

(30) SAVINGS PLAN: The Pennzoil-Quaker State Company Savings and Investment Plan, as amended from time to time.

(31) TERMINATION OF EMPLOYMENT: With respect to each Member, the termination of such Member's employment with the Employer and all Affiliates for any reason whatsoever.

(32)     TRUST: The trust, if any, established under the Trust Agreement.

(33) TRUST AGREEMENT: The agreement, if any, entered into between the Employer and the Trustee pursuant to Article X.

(34) TRUST FUND: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits, and increments thereto.

(35) TRUSTEE: The trustee or trustees qualified and acting under the Trust Agreement at any time.

(36) UNFORESEEABLE FINANCIAL EMERGENCY: An unexpected need of a Member for cash that (a) arises from an illness, casualty loss, sudden financial reversal, or such other unforeseeable occurrence that is caused by an event beyond the control of such Member, (b) would result in severe financial hardship to such Member if his or her compensation deferral election was not canceled pursuant to Section 3.1(g) and/or if a benefit payment pursuant to Section 6.2 or 7.6 was not permitted, and
         (c) is not reasonably satisfiable from other resources of such Member. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an Unforeseeable Financial Emergency. Further, cash needs that may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Member's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan shall not be considered to be Unforeseeable Financial Emergencies.

         1.2 NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

         1.3 HEADINGS. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

                                       II.

                                  PARTICIPATION

         2.1 ELIGIBILITY.

                  (a) Each Eligible Employee who is not eligible to participate in the Savings Plan shall be eligible to become a Member of the Plan by electing to make Member Deferrals pursuant to 3.1(a).

                  (b) Each Eligible Employee who, upon becoming eligible to participate in the Savings Plan, elects to defer a portion of his or her Compensation under the Savings Plan shall be eligible to become a Member of the Plan for any Plan Year by electing to make Member Deferrals with respect to his or her Ineligible Savings Plan Contributions pursuant to Section 3.1(b).

         2.2 PARTICIPATION. Prior to a Member's Initial Entry Date or each Entry Date, the Plan Administrator shall notify those Eligible Employees who are determined by the Plan Administrator to be eligible to initially become Members pursuant to Section 2.1(a) or (b) as of such date. Any such Eligible Employee may become a Member for the Plan Year beginning on such date by effecting, not later than 15 days prior to such date, the Member Deferral election form prescribed by the Plan Administrator.

         2.3 ADOPTING ENTITIES. It is contemplated that other corporations, associations, partnerships, limited liability companies, or proprietorships may adopt this Plan and thereby become an Employer. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart, the Plan Administrator or the Directors; provided, however, that such entity must be an Affiliate. The provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to appoint or otherwise affect the Plan Administrator and the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Compensation Committee of the Company, as applicable, alone. Transfer of employment among Employers and Affiliates shall not be considered a termination of employment hereunder. Any Employer may, by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart or the Plan Administrator terminate its participation in the Plan. Moreover, the Compensation Committee may, in their discretion, terminate an Employer's Plan participation at any time.

                                      III.

                ACCOUNT CREDITS AND ALLOCATIONS OF INCOME OR LOSS

         3.1 MEMBER DEFERRALS.

                  (a) A Member meeting the eligibility requirements of Section 2.1(a) may elect to defer a percentage from 1% to 15% of his or her Pay for a Plan Year.

Notwithstanding the foregoing, with respect to an Eligible Employee who first becomes a Member on other than an Entry Date, any such Member Deferrals pursuant to Section 3.1(a) shall apply only for the portion of such Plan Year commencing with the date the Eligible Employee first becomes a Member and ending on the last day of such Plan Year.

                  (b) A Member who meets the eligibility requirement of 2.1(b) may elect to defer a percentage from 1% to 15% of his or her Ineligible Savings Plan Contribution for a Plan Year.

                  (c) A Member's election to defer an amount of his or her Pay or to have his or her Ineligible Savings Plan Contribution contributed to this Plan pursuant to this Section shall be made by effecting, in the form prescribed by the Plan Administrator, a Member Deferral election pursuant to which the Member authorizes the Employer to reduce his or her Pay in the elected amount and the Employer, in consideration thereof, agrees to credit an equal amount to such Member's Account maintained under the Plan. The reduction in a Member's Pay pursuant to his or her Member Deferral election shall be effected by Pay reductions each payroll period following either the effective date of such election or the payroll period following the date upon which the Member's Pre-Tax Contribution to the Savings Plan exceeds the limits of Code Section 402(g). Member Deferrals made by a Member shall be credited to such Member's Account as of a date determined in accordance with procedures established from time to time by the Plan Administrator; provided, however, that such Member Deferrals shall be credited to the Member's Account no later than 30 days after the date upon which the Pay deferred would have been received by such Member in cash if the Member had not elected to defer such amount.

                  (d) A Member Deferral election pursuant to Section 3.1(a) or 3.1(b) shall become effective as of the Initial Entry Date or Entry Date which is on or after the date the election is effected by the Member. A Member Deferral election shall remain in force and effect for the entire (or partial, if applicable) Plan Year to which such election relates. A Member Deferral election shall remain in force and effect for each subsequent Plan Year (following the Member's initial year of participation in the Plan) for which he or she satisfies the eligibility requirements set forth in Section 2.1, unless and until such election is changed or revoked by such Member prior to the Entry Date of the subsequent Plan Year to which such change or revocation relates. Plan provisions to the contrary notwithstanding, a Member Deferral election shall be suspended during any period of unpaid leave of absence from the Employer.



                                     III-1

                  (e) A Member who has made a Member Deferral election may change his or her election, as of the Entry Date of any subsequent Plan Year, by effecting a new Member Deferral election no later than 15 days prior to such Entry Date.

                  (f) A Member who has made a Member Deferral election may cancel his or her election at any time during the Plan Year by effecting the same in a form prescribed by the Plan Administrator within the time period prescribed by the Plan Administrator. A Member who so cancels his or her Member Deferral election may again make a new Member Deferral election for a subsequent Plan Year, if the Member satisfies the eligibility requirements set forth in Section 2.1, by effecting a new Member Deferral election prior to the Entry Date of such Plan Year and within the time period prescribed by the Plan Administrator.

                  (g) In the event that the CEO, upon written petition of a Member, determines in his sole discretion that such Member has suffered an Unforeseeable Financial Emergency or that such Member will, absent termination of such Member's Member Deferral election then in effect, suffer an Unforeseeable Financial Emergency, then the Member Deferral election of such Member then in effect, if any, shall be terminated as soon as administratively practicable after such determination. A Member whose Member Deferral election has been so terminated may again make a new Member Deferral election for a subsequent Plan Year that is at least 12 months after the effective date of such termination, if the Member satisfies the eligibility requirements set forth in Section 2.1, by effecting a new Member Deferral election for such Plan Year and within the time period prescribed by the Plan Administrator.

         3.2 MATCHING CONTRIBUTIONS.

                  The Employer shall contribute a Matching Contribution to the Member's Account as of the date the corresponding Member Deferral is credited to such Account.

         3.3 VALUATION OF ACCOUNTS. All amounts allocated to the Accounts of Members shall be deemed to be invested as of the date of such allocation, and the balance of each Account shall reflect the result of daily pricing of the assets in which such Account is deemed to be invested from the time of such allocation until the time of distribution.

         3.4 QUARTERLY STATEMENTS. As soon as practicable after the close of each quarter, the Recordkeeper shall prepare and deliver to each Member a written or electronic statement showing:

                  (a) The balance in the Member's Account in the Trust Fund as of the close of the preceding quarter;

                  (b) The amount of Member Deferrals and Matching Contributions, if any, allocated to the Member's Account for the period during the quarter;

                  (c) The adjustments to the Member's Account to reflect the Member's share of income of the Trust Fund and appreciation or depreciation in Trust Fund assets during the period ending at the close of the quarter;



                                     III-2

                  (d) The new balance in the Member's Account as of the close of the quarter; and

                  (e) Such information as the Committee deems appropriate to advise the Member of the Member's relative interests in each Fund as of the preceding quarter and the current quarter.



                                     III-3

                                       IV.

                           DEEMED INVESTMENT OF FUNDS

         4.1 INVESTMENT OF MEMBER DEFERRAL ACCOUNTS. Each Member shall designate, in accordance with the procedures established from time to time by the Plan Administrator, the manner in which the amounts allocated to his or her Member Deferral Account shall be deemed to be invested from among the Funds selected by the Investment Committee. Such Member may designate one of such Funds for the deemed investment of all such amounts allocated to his or her Member Deferral Account or may split the deemed investment of such amounts allocated to his or her Member Deferral Account among such Funds in 1% increments. If a Member fails to make a proper designation, then his or her Member Deferral Account shall be deemed to be invested in the JP Morgan Diversified Fund. Notwithstanding anything herein to the contrary, if the Company does not establish a Trust such Funds shall be considered phantom funds.

                  A Member may change his or her deemed investment selections for future deferrals to be allocated to his or her Member Deferral Account, at any time, in a minimum increment of 1%.

                  A Member may elect to convert his or her deemed investment selections with respect to the amounts already allocated to his or her Member Deferral Account, at any time, in a minimum increment of 1%.

         4.2 INVESTMENT OF EMPLOYER MATCHING CONTRIBUTION ACCOUNT. Each Member may direct that all or a part of his or her vested Employer Matching Contribution Account consisting of full shares of common stock of the Company be liquidated and the proceeds invested among the Funds selected by the Investment Committee upon meeting one of the following criteria:

                  (a) The Member's attaining age 55;

                  (b) With respect to contributions to the Member's Employer Matching Contribution Account, on or after the January 1 following the first year anniversary of the date on which such contributions are contributed to the Member's Employer Matching Contribution Account.

                                       V.

                        DETERMINATION OF VESTED INTEREST

                  Except as provided below, a Member shall have a 100% vested interest in his or her Member Deferral Account at all times. A Member's Employer Matching Contribution Account shall vest under the same schedule as provided in the Savings Plan.

                                       VI.

                            IN-SERVICE DISTRIBUTIONS

         6.1 RESTRICTIONS ON IN-SERVICE DISTRIBUTIONS AND LOANS. Except as provided in Section 6.2, 6.3 and 6.4, Members shall not be permitted to make withdrawals from the Plan prior to incurring a Termination of Employment. Members shall not, at any time, be permitted to borrow from the Trust Fund. Following Termination of Employment, the amounts credited to a Member's Accounts shall be payable to such Member in accordance with the provisions of Article VII.

         6.2 EMERGENCY BENEFIT. In the event that the CEO, upon written petition of a Member, determines in his sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to a distribution in an amount not to exceed the lesser of (a) the amount determined by the CEO as necessary to meet such Member's needs created by the Unforeseeable Financial Emergency or (b) the then value of such Member's Interest in his or her Accounts. Such benefit shall be paid in a single lump sum payment as soon as administratively practicable after the CEO has made his determinations with respect to the availability and amount of such benefit and shall be distributed pro rata from each Fund in which such Accounts are deemed to be invested.

         6.3 DISTRIBUTION WITH FUTURE DATE WITHDRAWAL. In the case of a Member who has elected a Future Date Withdrawal for a distribution while still in the employ of the Employer, such Member shall receive his or her Amount as shall have been elected by the Member to be subject to the Future Date Withdrawal in accordance with Section 1.1(14) of the Plan. A Member's Future Date Withdrawal with respect to amounts of Pay and Matching Contributions can be no earlier than two years from the last day of the Plan Year for which the deferrals of Pay and Matching Contributions are made. A Member may extend the Future Date Withdrawal for any Plan Year, provided such extension occurs at least one year before the Future Date Withdrawal and is for a period of not less than two years from the Future Date Withdrawal. The Member shall have the right to twice modify any Future Date Withdrawal. In the event a Member terminates employment with the Employer prior to a Future Date Withdrawal the portion of the Member's Account associated with Future Date Withdrawals which have not occurred prior to such termination shall be distributed to the Member, or in the event of termination because of death, to the Member's Beneficiary in a lump sum provided, however, that such Member has not already elected to receive his or her benefit in installments.

         6.4 EARLY DISTRIBUTIONS.

                  A Member shall be permitted to elect an Early Distribution from his or her Account prior to the Payment Date, subject to the following restrictions:

                  (a) The election to take an Early Distribution shall be made by filing a form provided by and filed with the Plan Administrator prior to the end of any calendar month.

                  (b) The amount of the Early Distribution shall be an amount not to exceed 90% of his or her Account balance.

                  (c) The amount described in subsection (b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made.

                  (d) If a Member receives an Early Distribution of 90% of his or her Account, the remaining balance of his or her Account shall be permanently forfeited and the Company shall have no obligation to the Member or his or her Beneficiary with respect to such forfeited amount.

                  (e) If a Member receives an Early Distribution of less than 90% of his or her vested Account balance, the Member will forfeit an amount equal to 10% of the Early Distribution and will be ineligible to participate in the Plan for the remainder of the Plan Year and the following Plan Year.

                                      VII.

                              TERMINATION BENEFITS

         7.1 AMOUNT OF BENEFIT. Upon a Member's Termination of Employment, the Member, or, in the event of the death of the Member while employed by the Employer or an Affiliate, the Member's designated Beneficiary, shall be entitled to a benefit equal in value to the balance in his or her Accounts as of the date the payment of such benefit is to commence pursuant to Section 7.2.

         7.2 TIME OF PAYMENT. Payment of a Member's benefit under Section 7.1 shall be made or commence, with respect to such Member's Accounts as soon as administratively practicable after the date the Member incurs a Termination of Employment. A Member's benefit shall not, however, be made or commence prior to the date that all Member Deferrals and Matching Contribution made pursuant to the Plan have been allocated to such Member's Accounts.

         7.3 ALTERNATIVE FORMS OF BENEFIT PAYMENTS.

                  (a) A Member's benefit under Section 7.1 or Section 7.5 shall be paid, with respect to such Member's Accounts in one of the following forms, provided, however, that the Member has elected such option at least one year before the Member terminates employment with the
         Employer:

                           (i) A single lump sum payment; or

                           (ii) Ten annual installment payments and, in the event of such Member's death prior to the receipt of all of the elected installment payments, the remaining installments shall be paid to such Member's designated Beneficiary as provided in Section 7.4. The amount of each annual installment shall be computed by dividing the interest in the unpaid balance in the Member's Accounts as of the date of payment of such annual installment by the number of annual installments remaining.

                  (b) With respect to any portion of a Member's benefit for which no form of payment election is in effect, such amount shall be paid in the form of a single lump sum payment to such Member or, in the event of such Member's death prior to his or her receipt of such payment, to his or her designated Beneficiary as provided in Section 7.4; provided, however, that the Plan Administrator may, in its sole discretion, elect to make such benefit payment in any other available form. If a Member dies prior to the date the payment of his or her benefit begins and if no form of payment election is in effect for any portion of such Member's benefit, such amount shall be paid to the Member's designated Beneficiary in the form described in the preceding sentence. If a Member dies prior to the date the payment of his or her benefit begins with a form of payment election in effect, then benefit payments shall be made to the Member's designated Beneficiary in the form elected by the Member.



                                     VII-1

                  (c) A Member may modify the form of benefit that he or she has previously elected provided that such modification occurs at least one year before the Member terminates employment with the Employer.

                  (d) In the case of a Member who terminates employment for any reason and has an Account balance of $25,000 or less, the Account balance shall be paid to the Member (and in the event of his or her death to his or her Beneficiary) in a lump sum upon Termination of Employment.

         7.4 DESIGNATION OF BENEFICIARIES.

                  (a) Each Member shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his or her benefit in the event of the Member's death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Plan Administrator and filing same with the Plan Administrator. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

                  (b) If no such designation is on file with the Plan Administrator at the time of the death of the Member or such designation is not effective for any reason as determined by the Plan Administrator, then the designated Beneficiary or Beneficiaries to receive such benefit shall be as follows:

                           (i) If a Member leaves a surviving spouse, the benefit shall be paid to such surviving spouse;

                           (ii) If a Member leaves no surviving spouse, the benefit shall be paid to such Member's executor or administrator, or to the Member's heirs at law if there is no administration of such Member's estate.

         7.5 PAYMENT OF BENEFITS. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to the Company who will in-turn pay the benefits to the Members or their Beneficiaries, except to the extent the Employer pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Employer. Any benefit payments made to a Member or for the Member's benefit pursuant to any provision of the Plan shall be debited to such Member's Accounts. All benefit payments shall be made in cash to the fullest extent practicable.

         7.6 UNCLAIMED BENEFITS. In the case of a benefit payable on behalf of a Member, if the Plan Administrator is unable, after reasonable efforts, to locate the Member or Beneficiary to whom such benefit is payable, upon the Plan Administrator's determination thereof, such benefit shall be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss) shall be restored to the Plan by the Employer and paid in accordance with the Plan.



                                     VII-2

                                      VIII.

                           ADMINISTRATION OF THE PLAN

         8.1 APPOINTMENT OF PLAN ADMINISTRATOR. The general administration of the Plan shall be vested in the Plan Administrator.

         8.2 RECORDS AND PROCEDURES. The Plan Administrator shall keep appropriate records of its proceedings and the administration of the Plan and shall make available for examination during business hours to any Member or Beneficiary such records as pertain to that individual's interest in the Plan. The Plan Administrator shall designate the person or persons who shall be authorized to sign for the Plan Administrator and, upon such designation, the signature of such person or persons shall bind the Plan Administrator.

         8.3 SELF-INTEREST OF PLAN ADMINISTRATOR. No delegate of the Plan Administrator shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his or her individual right to claim any benefit under the Plan is particularly involved. In any case in which a delegate of the Plan Administrator is so disqualified to act, the Plan Administrator shall decide the matter in which he or she is disqualified.

         8.4 COMPENSATION AND BONDING. The Plan Administrator shall not receive compensation with respect to its services as Plan Administrator.

         8.5 PLAN ADMINISTRATOR POWERS AND DUTIES. The Plan Administrator shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

                  (a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Plan Administrator;

                  (b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

                  (c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

                  (d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Plan Administrator may deem necessary or advisable for the proper and efficient administration of the Plan;

                  (e) To determine in its discretion all questions relating to eligibility;

                  (f) To determine whether and when a Member has incurred a Termination of Employment, and the reason for such termination;



                                     VIII-1

                  (g) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder;

                  (h) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and

                  (i) To establish or designate Funds as deemed investment options as provided in Article IV.

         8.6 CLAIMS REVIEW. In any case in which a claim for Plan benefits of a Member or Beneficiary is denied or modified, the Plan Administrator shall furnish written notice to the claimant within 90 days (or within 180 days if additional information requested by the Plan Administrator necessitates an extension of the 90-day period), which notice shall:

                  (a) State the specific reason or reasons for the denial or modification;

                  (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

                  (c) Provide a description of any additional material or information necessary for the Member, his or her Beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

                  (d) Explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Member, the Member's Beneficiary, or a representative of such Member or Beneficiary desires to have such denial or modification reviewed, the Member must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Plan Administrator of its initial decision. In connection with such request, the Member, the Beneficiary, or the representative of such Member or Beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing Within 60 days following such request for review the Plan Administrator shall, after providing a full and fair review, render its final decision in writing to the Member, the Beneficiary or the representative of such Member or Beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Plan Administrator's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, Beneficiary, or the representative of such Member or Beneficiary prior to the commencement of the extension period.

         8.7 EMPLOYER TO SUPPLY INFORMATION. The Employer shall supply full and timely information to the Plan Administrator, including, but not limited to, information relating to each Member's Pay, Ineligible Savings Plan Compensation, age, retirement, death, or other cause of Termination of Employment and such other pertinent facts as the Plan Administrator may require. The Employer shall advise the Trustee of such of the foregoing facts as are deemed



                                     VIII-2
necessary for the Trustee to carry out the Trustee's duties under the Plan and the Trust Agreement. When making a determination in connection with the Plan, the Plan Administrator shall be entitled to rely upon the aforesaid information furnished by the Employer.

         8.8 INDEMNITY. To the extent permitted by applicable law, the Company shall indemnify and save harmless each individual acting as the Plan Administrator against any and all expenses, liabilities and claims (including legal fees incurred to investigate or defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under his or her indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.



                                     VIII-3

                                       IX.

                             ADMINISTRATION OF FUNDS

         9.1 PAYMENT OF EXPENSES. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Plan Administrator, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee from the Trust Fund, if any.

         9.2 TRUST FUND PROPERTY. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Plan Administrator shall maintain one or more Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund, if any.

                                       X.

                               NATURE OF THE PLAN

                  The Employer intends and desires by the adoption of the Plan to recognize the value to the Employer of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security. The establishment of the Plan is, in part, made necessary by certain benefit limitations which are imposed on the Savings Plan by the Code. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer. Plan benefits herein provided are a contractual obligation of the Employer which shall be paid out of the Employer's general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Employer may transfer money or other property to the Trustee to provide Plan benefits hereunder, and the Trustee shall pay Plan benefits to Members and their Beneficiaries out of the Trust Fund. To the extent the Employer transfers assets to the Trustee pursuant to the Trust Agreement, the Plan Administrator may, but need not, establish procedures for the Trustee to invest the Trust Fund in accordance with each Member's designated deemed investments pursuant to Article IV respecting the portion of the Trust Fund assets equal to such Member's Accounts.

                  The Directors, in their sole discretion, may establish the Trust and direct the Employer to enter into the Trust Agreement. In such event, the Employer shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Employer's creditors if the Employer ever becomes insolvent. For purposes hereof, the Employer shall be considered "insolvent" if (a) the Employer is unable to pay its debts as they become due or (b) the Employer is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Employer and its board of directors shall have the duty to inform the Trustee in writing if the Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties' duty to give notice. When so informed, the Trustee shall suspend payments to the Members and hold the assets for the benefit of the Employer's general creditors. If the Employer subsequently alleges that it is no longer insolvent or if the Trustee receives a written allegation from a third party that the Employer is insolvent, the Trustee shall suspend payments to the Members and hold the Trust Fund for the benefit of the Employer's general creditors, and shall determine in accordance with the Trust Agreement whether the Employer is insolvent. If the Trustee determines that the Employer is not insolvent, the Trustee shall resume payments to the Members. No Member or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund, and, upon commencement of participation in the Plan, each Member shall have agreed to waive his or her priority credit position, if any, under applicable state law with respect to the assets of the Trust Fund.

                                       XI.

                                  MISCELLANEOUS

         11.1 NOT CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer, or (d) restrict any person's right to terminate his or her employment at any time.

         11.2 ALIENATION OF INTEREST FORBIDDEN. The interest of a Member or Beneficiary or Beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

         11.3 WITHHOLDING. All Member Deferrals, Matching Contributions, and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.

         11.4 AMENDMENT AND TERMINATION. The Compensation Committee may from time to time, in their discretion, amend, in whole or in part, any or all of the provisions of the Plan on behalf of the Company and all Employers; provided, however, that (a) no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his or her Accounts, (b) any amendment necessary to bring the Plan into compliance with applicable laws, rules, and regulations in effect from time to time, whether or not retroactive, may also be made by the Plan Administrator (including any delegate thereof), (c) any amendment necessary to approve the adoption of the Plan by an entity acquired by the Company or an Affiliate or to terminate the participation in the Plan by an entity divested or consolidated by the Company or an Affiliate may also be made by the Plan Administrator (including any delegate thereof), and (d) any other amendment to the Plan may also be made by the Company's Administrative Committee for Employee Benefit Plans or Investment Committee appointed by the Directors with respect to the employee benefit plans of the Company and its Affiliates. The Directors may terminate the Plan at any time. In the event that the Plan is terminated, the balance in a Member's Accounts shall be paid to such Member or his or her Beneficiary in the manner specified by the Plan Administrator, which may include the payment of a single lump sum payment in full satisfaction of all of such Member's or Beneficiary's benefits hereunder.

         11.5 SEVERABILITY. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

         11.6 GOVERNING LAWS. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

                  EXECUTED this 21st day of November, 2001, but effective as herein provided.

                                       PENNZOIL-QUAKER STATE COMPANY



                                       BY: /s/ RAYMOND T. FISCHER
                                          --------------------------------------

ATTEST:



/s/ LINDA F. CONDIT
----------------------------------
SECRETARY

[SEAL]